Exhibit 10(d)

FIRST AMENDMENT OF EXECUTIVE VICE PRESIDENT EMPLOYMENT AGREEMENT

This FIRST AMENDMENT OF THE EXECUTIVE VICE PRESIDENT EMPLOYMENT AGREEMENT (hereinafter this “Agreement”) is made this           day of March, 2007, between LAMONT THOMAS, an individual residing at 5512 Aspen Dale Court, Ellicott City, Maryland 21403 (“Mr. Thomas”) and CommerceFirst Bancorp, Inc., a Maryland Corporation, with its principal place of business at 1804 West Street, P.O. Box 2249, Annapolis, Maryland 21404, its successors, and assigns (hereinafter the “Holding Company”), and CommerceFirst Bank, a Maryland Commercial Banking Corporation, with its principal office at  804 West Street, P.O. Box 2249, Annapolis, Maryland 21404 (hereinafter the “Bank”).

RECITALS

WHEREAS, the Holding Company entered into an Executive Vice President Employment Agreement with Mr. Thomas on August 1, 1999 which was set to expire on August 1, 2004 (hereinafter the “Employment Agreement”); and

WHEREAS, The Holding Company entered into an Extension of the Executive Vice President Employment Agreement with Mr. Thomas (hereinafter the “Employment Agreement Extension”) on                          which extended the term of Mr. Thomas’ employment with the Bank from August 1, 2004 to August 15, 2009; and

WHEREAS, The Holding Company, the Bank and Mr. Thomas have agreed to amend and modify Mr. Thomas’ current Employment Agreement.

NOW THERFORE, for the reasons set forth above and in consideration of the mutual promises and agreements set forth below, the Holding Company, the Bank and Mr. Thomas agree as follows:

1.1           COO/CFO Transition Plan:  The Holding Company, the Bank and Mr. Thomas hereby agree that it is in the best interest of the Bank to hire a long term Chief Financial Officer (hereinafter “CFO”) and to implement a COO/CFO transition plan.  During the transition phase, Mr. Thomas agrees to continue to serve as Executive Vice President and Chief Operating Officer, and assist the new CFO on a full time basis.

1.2           Current Employment End Date:  Mr. Thomas’ full time position as Executive Vice President and Chief Operating Officer with the Bank will end on December 31, 2007.

1.3           Consulting Agreement and  Term:  Beginning January 1, 2008 and ending on December 31, 2011 Mr. Thomas shall serve as a consultant and advisor to CommerceFirst Bank and CommerceFirst Bancorp upon specific terms and conditions to be agreed upon between Mr. Thomas and the Bank.

1.4           Consulting Agreement Compensation:  Mr. Thomas’ compensation  for the foregoing Consulting Agreement will be Fifty Two Thousand Dollars ($52,000.00) per annum payable in accordance with the Bank’s regular payroll practices.

1.5           Change in Control:

1.5.1      The provisions of Article IX “Change in Control” of the Employment Agreement will continue until August 15, 2009, to be calculated at Mr. Thomas’ 2007 annual base compensation rate, if applicable.

1.5.2      The Change in Control provisions of Article IX of the Employment Agreement shall be deemed to apply:

(a)         To any Change in Control transaction which closes during the term of this First Amendment or any subsequent amendments; or

(b)         To any proposed Change in Control transaction which is formally reported to and discussed with the Board of Directors by Management or investment bankers or other parties who may report such proposed transaction to the Board of Directors, if:

(1)         Such transaction in fact closes during the term of this First Amendment or within Twelve (12) months after the end of such term;

(2)         Unless such transaction which was formally reported to and discussed by the Board of Directors during the term of this First Amendment is subsequently closed by the Board of Directors, whether or not a transaction with such party or parties is reopened and consummated at a later time.

(c)         To any Change in Control transaction which arises from a formal decision by the Board of Directors during the term of this First Amendment to engage an investment banker(s) for the purpose of soliciting offers for a transaction which would otherwise qualify as a Change in Control provided such transaction closes within Twelve (12) months after the end of the term of this First Amendment.

1.6           Compliance with IRS Section 409A.  Notwithstanding any other provision of this Agreement, all of its terms and conditions, including but not limited to the Change in Control Compensation and all other Compensation and Benefits sections shall be subject to and in compliance with the provisions of Internal Revenue Code Section 409A and the regulations promulgated thereunder.  To the extent any provision of this Agreement is deemed in the reasonable judgment of legal counsel or auditors of the Bank, or by any federal or state banking or securities regulators with jurisdiction over the Bank or the Holding Company to be in violation of IRC Section 409A, then the terms of this Agreement may be modified or amended by the Bank and/or the Holding Company so as to be in compliance with IRC Section 409A and the regulations promulgated thereunder.  Mr. Thomas agrees in advance to any such modifications to this Agreement which may be required or advised in the reasonable judgment of legal counsel or auditors of the Bank or by any federal or state banking or securities regulators with jurisdiction over the Bank or the Holding Company.

1.7         Board & Committee Positions: Mr. Thomas will retain a seat on the CommerceFirst Bancorp Board (subject to expected shareholder approval at annual meetings), CommerceFirst Bank Board, and CommerceFirst Bank Executive Committee.  Mr. Thomas may also serve on such other committees, as the Bancorp of Bank Boards may with Mr. Thomas’ agreement designate.  Mr. Thomas will not receive director fees during the term of this Agreement.  After this Agreement expires, Mr. Thomas will receive standard director fees.

1.8         Continuation of Employment Agreement Terms.  Except as expressly amended or modified by this Agreement, or necessarily by implication modified by this Agreement, all other terms and conditions of Mr. Thomas’ Employment Agreement, as previously extended, shall remain in full force and effect.

1.9         Contingency.  The terms and conditions of this Agreement are contingent, at the option of CommerceFirst Bank, upon the Bank reaching an agreement for the hiring of a new COO/CFO on or before June 30, 2007.  In the event the Bank is unable to reach such an agreement within such time frame, the terms and conditions of this Agreement may at the option of the Bank be declared void and Mr. Thomas’ original Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed by the Bank and Mr. Thomas as of the day and year first above written.

HOLDING COMPANY:

By:
	Milton D. Jernigan, II, Chairman	Date

BANK:

By:
Milton D. Jernigan, II, Chairman		Date

MR. THOMAS:

By:
	Lamont Thomas	Date